[Assured Guaranty Letterhead]

[Assured Guaranty Letterhead]

Assured Guaranty and PREPA Enter Restructuring Support Agreement
Hamilton, Bermuda, December 24, 2015 – Bond insurance subsidiaries of Assured Guaranty Ltd. (NYSE:AGO) (together with its subsidiaries, Assured Guaranty) have entered into a restructuring support agreement (RSA) with the Puerto Rico Electric Power Authority (PREPA) and other stakeholders. The restructuring transaction described in the RSA is intended to, among other things, provide a framework for the consensual resolution of the treatment of insured PREPA revenue bonds in PREPA's recovery plan and to provide bridge financing for PREPA’s January 1st interest payment. Assured Guaranty’s proportionate share of the PREPA bridge financing is approximately $15 million. Upon finalization of the restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate or extension of maturity) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction, which enables PREPA to achieve debt relief and more efficient capital markets financing, Assured Guaranty will issue surety insurance policies in an aggregate amount not expected to exceed $113 million in exchange for a market premium to support a portion of the reserve fund for the securitization bonds. The closing of the restructuring transaction is subject to certain conditions, including enactment of related legislation by the Puerto Rico legislature and execution of acceptable documentation and legal opinions.

"We believe the restructuring transaction outlined in the RSA can be the foundation for a consensual settlement that fosters modernization, long-term sustainable rates for ratepayers and continued access to efficient capital markets financing for PREPA," said Dominic Frederico, President and CEO of Assured Guaranty. "We are committed to continue working cooperatively with PREPA and other stakeholders to implement the terms of PREPA's recovery plan".

Investors in PREPA bonds insured by Assured Guaranty are protected by its unconditional guaranty of full and timely payment of principal and interest in accordance with the terms of Assured Guaranty's insurance policies.

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Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from adverse developments in Puerto Rico or at PREPA, an inability or failure of creditors to negotiate and implement a consensual restructuring, litigation that has already been initiated or may be initiated in the future, governmental or legislative action or inaction by Puerto Rico or the United States, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of December 24, 2015. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Assured Guaranty Ltd. is a publicly traded Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Assured Guaranty Ltd.
Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com
Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com